Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

Positive Top-Line Results for Tarlatamab in Small Cell Lung Cancer

Positive Top-Line Results for LUMAKRAS® (Sotorasib) Plus Vectibix® (Panitumumab) in Metastatic Colorectal Cancer

THOUSAND OAKS, Calif. (August 3, 2023) - Amgen (NASDAQ:AMGN) today announced financial results for the second quarter of 2023.
"We had a very strong quarter, serving more patients across all geographies and therapeutic categories and delivering record revenues and non-GAAP earnings per share," said Robert A. Bradway, chairman and chief executive officer. "Positive data being shared today illustrates the rapid progress we are making in advancing our pipeline of potential first-in-class medicines."
Key results include:
•Total revenues increased 6% to $7.0 billion in comparison to the second quarter of 2022, resulting from a 6% increase in product sales. Product sales growth was driven by 11% volume growth, partially offset by 2% lower net selling price, 1% lower inventory levels and 1% negative impact from foreign exchange. Excluding the 1% negative impact of foreign exchange on product sales, total revenues increased 7%.
◦Volume growth of 11% included double-digit volume growth from EVENITY® (romosozumab-aqqg), BLINCYTO® (blinatumomab), Repatha® (evolocumab), LUMAKRAS®/LUMYKRAS™ (sotorasib), Vectibix® (panitumumab), KYPROLIS® (carfilzomib), Nplate® (romiplostim) and biosimilar AMJEVITA®/AMGEVITA™ (adalimumab).
◦Ex-U.S. volume grew 16%, including 46% volume growth in the Asia Pacific region.
•GAAP earnings per share (EPS) increased 5% from $2.45 to $2.57, driven by increased revenues and decreased operating expenses following the Q2 2022 impairment charge taken in connection with our divestiture of GENSENTA, a generics business in Turkey, partially offset by higher Q2 2023 nonoperating expenses.
◦GAAP operating income increased from $2.2 billion to $2.7 billion, and GAAP operating margin increased 5.6 percentage points to 40.2%.
•Non-GAAP EPS increased 8% from $4.65 to $5.00, driven by increased revenues, partially offset by higher operating expenses in Q2 2023.
◦Non-GAAP operating income increased from $3.3 billion to $3.5 billion, and non-GAAP operating margin decreased 0.5 percentage points to 52.6%.

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

•The Company generated $3.8 billion of free cash flow for the second quarter of 2023 versus $1.7 billion in the second quarter of 2022, driven by timing of tax payments, higher interest income and higher operating income.
References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis,” “free cash flow” (computed by subtracting capital expenditures from operating cash flow) and “total revenues and product sales adjusted for foreign exchange impact” (computed by converting our current period local currency product sales using the prior comparative period foreign exchange rates and comparing that to our current period product sales) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations. Refer to Non-GAAP Financial Measures below for further discussion.

Product Sales Performance

Total product sales increased 6% for the second quarter of 2023 versus the second quarter of 2022. Unit volumes grew 11%, partially offset by 2% lower net selling price, 1% lower inventory levels and 1% negative impact from foreign exchange.

General Medicine

•Repatha® sales increased 30% year-over-year to a record $424 million for the second quarter, driven by volume growth of 35%, partially offset by lower net selling price. In the U.S., sales grew 38%, driven by 34% volume growth. Outside the U.S., sales grew 24%, driven by 37% volume growth, partially offset by lower net selling price. Repatha remains the global proprotein convertase subtilisin/kexin type 9 (PCSK9) segment leader, with 2 million patients treated since launch.

•Prolia® (denosumab) sales increased 11% year-over-year to a record $1 billion for the second quarter, driven by 11% volume growth. We expect to treat over 7 million patients with Prolia in 2023.

•EVENITY® sales increased 47% year-over-year to a record $281 million for the second quarter, primarily driven by strong volume growth across our markets. U.S. volumes grew 47% year-over-year and volumes outside the U.S. grew 64%.

•Aimovig® (erenumab-aooe) sales decreased 11% year-over-year for the second quarter, driven by lower net selling price, partially offset by 10% volume growth. For the remainder of 2023, we expect continued year-over-year net selling price declines in order to maintain broad formulary access for patients in response to competitive dynamics.

Inflammation

•TEZSPIRE® (tezepelumab-ekko) generated $133 million of sales in the second quarter. Quarter-over-quarter sales increased 39%, driven by 37% volume growth that benefited from the introduction of our self-administered, pre-filled, single-use pen approved by the U.S. Food and Drug Administration (FDA) in the first quarter. Healthcare providers are increasingly recognizing TEZSPIRE’s unique, differentiated profile and its broad potential to treat the 2.5 million patients worldwide with severe asthma who are uncontrolled, without any phenotypic or biomarker limitation.

•TAVNEOS® (avacopan) generated $30 million of sales in the second quarter. Quarter-over-quarter sales increased 30%, driven by volume growth. U.S. volumes grew 28% quarter-over-quarter, driven by an increase in new patients starting treatment.

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

•Otezla® (apremilast) sales increased 1% year-over-year for the second quarter, driven by 2% volume growth. In the U.S., Otezla new patient demand was impacted by free drug programs for newly launched topical and systemic competitors. For the remainder of 2023, we expect new patient demand to continue to be impacted by free drug programs from newly launched competition.

We continue to see strong growth potential for Otezla given its established efficacy and safety profile, strong payer coverage with limited prior authorization requirements and ease of administration. Otezla remains the only approved oral systemic therapy with a broad indication and is well-positioned to help the 1.5 million U.S. patients with mild-to-moderate psoriasis that cannot be optimally addressed by a topical and can benefit from a systemic treatment like Otezla.

•Enbrel® (etanercept) sales increased 2% year-over-year for the second quarter, driven by favorable changes to estimated sales deductions and higher net selling price, partially offset by lower inventory levels. Year-over-year volume was flat in the second quarter, while the number of new patients starting treatment increased driven by improved payer coverage. For the remainder of 2023, we expect this improved coverage will lead to continued growth in new patients that supports volume, and declining net selling price.

•AMJEVITA®/AMGEVITA™ sales increased 29% year-over-year for the second quarter, driven by 60% volume growth, partially offset by lower inventory levels and net selling price. U.S. sales decreased 63% quarter-over-quarter, driven by a drawdown in inventory levels following the inventory build to support the launch in the first quarter, partially offset by volume growth. Ex-U.S. sales increased 13% year-over-year, driven by 25% volume growth, partially offset by lower net selling price.

Hematology-Oncology

•BLINCYTO® sales increased 48% year-over-year to a record $206 million for the second quarter, driven by 36% volume growth supported by strong adoption across academic, community and pediatric centers, as well as higher net selling price.

•Vectibix® sales increased 20% year-over-year for the second quarter to a record $248 million, driven by 20% volume growth supported by promotion of the positive data from the Phase 3 PARADIGM trial demonstrating the superiority of Vectibix over bevacizumab in combination with chemotherapy.

•KYPROLIS® sales increased 9% year-over-year for the second quarter, driven by 15% volume growth, partially offset by lower net selling price. Volume growth was supported by increased new patient share in the second line setting.

•LUMAKRAS®/LUMYKRAS™ generated $77 million of sales for the second quarter. Year-over-year sales were flat for the second quarter as 20% volume growth was offset by lower net selling price and inventory levels.

•XGEVA® (denosumab) sales decreased 1% year-over-year for the second quarter, primarily driven by unfavorable changes to estimated sales deductions, lower inventory levels and unfavorable foreign exchange impact, partially offset by higher net selling price.

•Nplate® sales increased 9% year-over-year for the second quarter, driven by 15% volume growth, partially offset by unfavorable foreign exchange impact.

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

•MVASI® (bevacizumab-awwb) sales decreased 19% year-over-year for the second quarter, driven by lower net selling price, partially offset by 7% volume growth. The published second quarter Average Selling Price (ASP) for MVASI in the U.S. declined 28% year-over-year and 12% quarter-over-quarter. Going forward, we expect continued net selling price erosion driven by increased competition.

•KANJINTI® (trastuzumab-anns) sales decreased 41% year-over-year for the second quarter, driven by lower net selling price and volume, partially offset by favorable changes to estimated sales deductions. The published second quarter ASP for KANJINTI in the U.S. declined 48% year-over-year and 27% quarter-over-quarter. Going forward, we expect continued net selling price erosion and declining volume driven by increased competition.

Established Products

•Total sales of our established products, which include EPOGEN® (epoetin alfa), Aranesp® (darbepoetin alfa), Parsabiv® (etelcalcetide), and Neulasta® (pegfilgrastim), decreased 17% year-over-year for the second quarter, driven by lower net selling price and volume declines. The published second quarter ASP for Neulasta in the U.S. declined 35% year-over-year and 19% quarter-over-quarter. In the aggregate, we expect the year-over-year net selling price and volume erosion for this portfolio of products to continue.

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q2 ’23			Q2 ’22	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Repatha®	212	212	424	325	30%
Prolia®	691	337	1,028	922	11%
EVENITY®	192	89	281	191	47%
Aimovig®	78	4	82	92	(11%)
TEZSPIRE®	133	—	133	29	*
TAVNEOS®	29	1	30	—	NM
Otezla®	495	105	600	594	1%
Enbrel®	1,055	13	1,068	1,051	2%
AMJEVITA®/AMGEVITA™	19	131	150	116	29%
BLINCYTO®	145	61	206	139	48%
Vectibix®	118	130	248	207	20%
KYPROLIS®	234	112	346	317	9%
LUMAKRAS®/LUMYKRAS™	50	27	77	77	—%
XGEVA®	387	143	530	533	(1%)
Nplate®	176	134	310	284	9%
MVASI®	123	74	197	243	(19%)
KANJINTI®	38	12	50	85	(41%)
EPOGEN®	61	—	61	136	(55%)
Aranesp®	123	242	365	357	2%
Parsabiv®	54	33	87	103	(16%)
Neulasta®	199	37	236	310	(24%)
Other products**	124	50	174	170	2%
Total product sales	$4,736	$1,947	$6,683	$6,281	6%

*Change in excess of 100%
**Consists of AVSOLA®, RIABNI®, Corlanor®, NEUPOGEN®, IMLYGIC®, Sensipar®/Mimpara™ and BEKEMV™, as well as sales by Bergamo and GENSENTA subsidiaries.
NM = not meaningful
Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses decreased 3%. Cost of Sales margin increased 3.1 percentage points, primarily driven by higher profit share, acquisition-related costs and changes in product mix. Research & Development (R&D) expenses increased 7%, due to higher spend in late-stage programs and marketed product support. Selling, General & Administrative (SG&A) expenses decreased 2%, primarily driven by lower marketed product support, partially offset by higher acquisition-related expenses.
•Operating Margin as a percentage of product sales increased 5.6 percentage points to 40.2%.
•Tax Rate increased 0.6 percentage points, primarily driven by the 2022 Puerto Rico tax law change that replaced the excise tax with an income tax beginning in 2023, partially offset by changes in the fair value of our equity investments and net favorable items.

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

On a non-GAAP basis:
•Total Operating Expenses increased 7%. Cost of Sales margin increased 2.4 percentage points, primarily driven by higher profit share and changes in product mix. R&D expenses increased 7%, due to higher spend in late-stage programs and marketed product support. SG&A expenses decreased 6%, primarily due to lower marketed product support.
•Operating Margin as a percentage of product sales decreased 0.5 percentage points in the second quarter to 52.6%.
•Tax Rate increased 1.7 percentage points, primarily due to the 2022 Puerto Rico tax law change that replaced the excise tax with an income tax beginning in 2023.

$Millions, except percentages	GAAP			Non-GAAP
	Q2 ’23	Q2 ’22	YOY Δ	Q2 ’23	Q2 ’22	YOY Δ
Cost of Sales	$1,813	$1,510	20%	$1,142	$926	23%
% of product sales	27.1%	24.0%	3.1 pts.	17.1%	14.7%	2.4 pts.
Research & Development	$1,113	$1,039	7%	$1,092	$1,020	7%
% of product sales	16.7%	16.5%	0.2 pts.	16.3%	16.2%	0.1 pts.
Selling, General & Administrative	$1,294	$1,327	(2%)	$1,237	$1,313	(6%)
% of product sales	19.4%	21.1%	(1.7) pts.	18.5%	20.9%	(2.4) pts.
Other	$82	$542	(85%)	$—	$—	NM
Total Operating Expenses	$4,302	$4,418	(3%)	$3,471	$3,259	7%

Operating Margin
operating income as % of product sales	40.2%	34.6%	5.6 pts.	52.6%	53.1%	(0.5) pts.

Tax Rate	14.6%	14.0%	0.6 pts.	16.4%	14.7%	1.7 pts.

pts: percentage points
NM = not meaningful

Cash Flow and Balance Sheet
•The Company generated $3.8 billion of free cash flow in the second quarter of 2023 versus $1.7 billion in the second quarter of 2022, driven by timing of tax payments, higher interest income and higher operating income.
•The Company’s second quarter 2023 dividend of $2.13 per share was declared on March 7, 2023, and was paid on June 8, 2023, to all stockholders of record as of May 18, 2023, representing a 10% increase from 2022.
•During the second quarter, there were no repurchases of common stock.
•Cash and investments totaled $34.2 billion and debt outstanding totaled $61.5 billion as of June 30, 2023.

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

$Billions, except shares	Q2 ’23	Q2 ’22	YOY Δ
Operating Cash Flow	$4.1	$1.9	$2.2
Capital Expenditures	$0.3	$0.2	$0.0
Free Cash Flow	$3.8	$1.7	$2.2
Dividends Paid	$1.1	$1.0	$0.1
Share Repurchases	$—	$—	$0.0
Average Diluted Shares (millions)	537	537	0

Note: Numbers may not add due to rounding

$Billions	6/30/23	12/31/22	YTD Δ
Cash and Investments	$34.2	$9.3	$24.9
Debt Outstanding	$61.5	$38.9	$22.6

Note: Numbers may not add due to rounding

2023 Guidance (Excludes any contribution from the announced acquisition of Horizon Therapeutics plc)
The Company expects the announced acquisition of Horizon Therapeutics plc (Horizon) to close by mid-December 2023. For the full year 2023, excluding any contribution from the announced acquisition of Horizon, the Company now expects:
•Total revenues in the range of $26.6 billion to $27.4 billion.
•On a GAAP basis, EPS in the range of $14.30 to $15.41, and a tax rate in the range of 17.0% to 18.5%.
•On a non-GAAP basis, EPS in the range of $17.80 to $18.80, and a tax rate in the range of 17.5% to 18.5%.
•Capital expenditures to be approximately $925 million.
•Share repurchases not to exceed $500 million.

Second Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

Oncology
Tarlatamab (AMG 757)
•Today, the Company announced positive top-line results from the global Phase 2 DeLLphi-301 study, evaluating tarlatamab, a first-in-class DLL3 targeting BiTE® molecule, in patients with relapsed or refractory small cell lung cancer (SCLC) who had failed two or more prior lines of treatment. Tarlatamab demonstrated a durable objective response rate (ORR) (primary endpoint) that substantially exceeds what was previously reported in the Phase 1 study. Safety and tolerability were also more favorable compared to the Phase 1 study, with no new safety signals identified. The Company will discuss these potentially registrational data with regulatory agencies to evaluate tarlatamab as a potential treatment for patients with relapsed or refractory SCLC. Detailed results will be presented at an upcoming medical congress.
•DeLLphi-304, a Phase 3 study comparing tarlatamab with standard of care chemotherapy in second-line SCLC, is enrolling patients.
•The Company plans to initiate two additional Phase 3 studies of tarlatamab in earlier lines of SCLC.
•In June, the Company presented data showing that tarlatamab provided durable responses with manageable safety in patients with SCLC irrespective of the presence of brain metastases (BM) at

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

baseline. Rate of immune effector cell-associated neurotoxicity syndrome (ICANS) and associated neurologic adverse events (AEs) were comparable between those with treated and stable BM vs those without BM at baseline.
•DeLLphi-300, a Phase 1 study of tarlatamab in relapsed/refractory SCLC, continues to enroll patients.
•DeLLphi-302, a Phase 1b study of tarlatamab in combination with AMG 404, an anti-programmed cell death protein 1 (PD1) monoclonal antibody, in second-line or later SCLC, is ongoing.
•DeLLphi-303, a Phase 1b study of tarlatamab in combination with standard of care in first-line SCLC, continues to enroll patients.
•DeLLpro-300, a Phase 1b study of tarlatamab, in de novo or treatment-emergent neuroendocrine prostate cancer, has completed enrollment.

LUMAKRAS/LUMYKRAS
•The global Phase 3 CodeBreaK 300 study evaluating LUMAKRAS combined with Vectibix vs current standard of care in chemorefractory metastatic KRAS G12C mutated colorectal cancer (CRC) met its primary endpoint of progression-free survival (PFS) for both the 240 mg and 960 mg doses of LUMAKRAS. At comparable doses, efficacy results were consistent with what was observed in CodeBreaK 101 with no new safety signals. The Company will discuss these data with regulatory agencies to evaluate LUMAKRAS in combination with Vectibix as a potential treatment for patients with metastatic KRAS G12C mutated CRC. Detailed results will be presented at an upcoming medical congress.
•The U.S. Food and Drug Administration (FDA) recently granted Breakthrough Therapy Designation to LUMAKRAS in combination with Vectibix for the treatment of patients with metastatic KRAS G12C-mutated CRC, as determined by an FDA approved test, who have received prior chemotherapy, based on data from the previous CodeBreaK 101 study.
•Regulatory review of the LUMAKRAS CodeBreaK 200 Phase 3 confirmatory data, along with data from the Phase 2 dose comparison substudy, continues at the FDA and the European Medicines Agency (EMA). The supplemental New Drug Application (NDA) for full approval of LUMAKRAS for adults with previously treated locally advanced or metastatic KRAS G12C-mutated non-small cell lung cancer (NSCLC) was accepted by the FDA for standard review, and a Prescription Drug User Fee Act (PDUFA) target action date of December 24, 2023 has been set.
•In June, the Company presented data demonstrating that:
i.LUMAKRAS delayed time to central nervous system (CNS) progression, had a longer CNS PFS, and a higher intracranial ORR vs docetaxel in a post-hoc analysis of the Phase 3 CodeBreaK 200 study in advanced NSCLC.
ii.LUMAKRAS improved PFS vs docetaxel across key co-alteration subgroups in the Phase 3 CodeBreaK 200 study in advanced NSCLC.
iii.LUMAKRAS plus Vectibix and FOLFIRI treatment resulted in a confirmed ORR of 55% in previously treated KRAS G12C-mutated metastatic CRC from the CodeBreaK 101 Phase 1b study.
•In June, data from SCARLET, a Phase 2 investigator study sponsored by the West Japan Oncology Group and supported by Amgen, were presented demonstrating that LUMAKRAS in combination with chemotherapy demonstrated an ORR of 89%, as assessed by blinded independent central review, and favorable tolerability in first-line advanced, NSCLC patients with KRAS G12C mutation.
•The Company continues to investigate novel combinations and is advancing a comprehensive global clinical development program in NSCLC, CRC, and other solid tumors to further explore the potential of LUMAKRAS.
•The Company plans to present data from CodeBreaK 101 testing the safety and efficacy of LUMAKRAS in combination with chemotherapy in first-line and second-line KRAS G12C-mutated

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

advanced NSCLC at the International Association for the Study of Lung Cancer 2023 World Conference on Lung Cancer in September.
•The Company is planning to initiate a Phase 3 study of LUMAKRAS plus chemotherapy in first-line KRAS G12C mutant and programmed cell death protein ligand-1 (PD-L1) negative advanced/metastatic NSCLC in Q3 2023.
•The Company is planning to initiate a Phase 3 study of LUMAKRAS in combination with Vectibix and FOLFIRI in first-line KRAS G12C-mutated CRC.
•The Company will discontinue further enrollment in the study of LUMAKRAS in combination with a PD-1 inhibitor in KRAS G12C mutated NSCLC.

BLINCYTO
•In June, the FDA approved the supplemental Biologics License Application for BLINCYTO for the treatment of adult and pediatric patients with CD19-positive B-cell precursor acute lymphoblastic leukemia (B-ALL) in first or second complete remission with minimal residual disease (MRD) greater than or equal to 0.1%, based on additional data from two Phase 3 studies that were submitted. The approval converts the BLINCYTO accelerated approval to a full approval.
•Global regulatory authority submissions are planned in late 2023 to early 2024 for E1910, a Phase 3 study conducted by the National Cancer Institute, the Eastern Cooperative Oncology Group and the American College of Radiology Imaging Network (ECOG ACRIN) Cancer Research Group that demonstrated superior overall survival with BLINCYTO treatment added to consolidation chemotherapy over standard of care consolidation chemotherapy in newly diagnosed adult patients with Philadelphia chromosome negative (Ph-) B-ALL who were MRD- negative following induction and intensification chemotherapy.
•In May and July, National Comprehensive Cancer Network® Clinical Practice Guidelines in Oncology1 (NCCN Guidelines®) for B-ALL were updated:
i.The blinatumomab (BLINCYTO)-containing ECOG1910 regimen became the only “preferred regimen” for first-line treatment of Ph-negative adult B-ALL patients.
ii.Blinatumomab (BLINCYTO) was added to multiagent chemotherapy as consolidation in MRD-negative patients, regardless of age or chemotherapy backbone, replacing prior recommendation for multiagent chemotherapy alone.
iii.Blinatumomab (BLINCYTO) in combination with a tyrosine kinase inhibitor was moved to the top of the treatment algorithm for MRD-negative Philadelphia chromosome positive B-ALL adult and adolescent and young adult patients.
•In April, data were published in the New England Journal of Medicine demonstrating that BLINCYTO added to chemotherapy improved two-year survival in lysine (K)-specific methyltransferase 2A (KMT2A)-rearranged B-ALL in infants as compared to historical results with chemotherapy; with BLINCYTO two-year survival of 93% vs chemotherapy two-year survival of 66%.
•Golden Gate, a Phase 3 study of BLINCYTO alternating with low-intensity chemotherapy in older adults with newly diagnosed Ph- B-ALL, continues to enroll patients.
•A Phase 1/2 study of subcutaneous BLINCYTO in adults with relapsed or refractory Ph- B-ALL continues to enroll patients.

Bemarituzumab
•FORTITUDE-101, a Phase 3 study of bemarituzumab, a fibroblast growth factor receptor 2b (FGFR2b) targeting monoclonal antibody, plus chemotherapy in first-line gastric cancer, continues to enroll patients.
•FORTITUDE-102, a Phase 1b/3 study of bemarituzumab plus chemotherapy and nivolumab in first-line gastric cancer, continues to enroll patients in the Phase 3 portion of the study.
•FORTITUDE-103, a Phase 1b study of bemarituzumab plus oral chemotherapy regimens with or without nivolumab in first-line gastric cancer, continues to enroll patients.

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

•FORTITUDE-201, a Phase 1b study of bemarituzumab monotherapy and in combination with standard of care therapy, in squamous NSCLC with FGFR2b overexpression, continues to enroll patients.
•FORTITUDE-301, a Phase 1b/2 basket study of bemarituzumab monotherapy in solid tumors with FGFR2b overexpression, continues to enroll patients in the Phase 2 portion of the study.

Xaluritamig (AMG 509)
•A Phase 1 dose-escalation/expansion study of xaluritamig, a first-in-class bispecific molecule targeting six-transmembrane epithelial antigen of prostate 1 (STEAP1) in metastatic castrate-resistant prostate cancer (mCRPC) continues to enroll patients. Initial data demonstrating responses will be presented at an upcoming medical congress.

AMG 340
•A Phase 1 dose-escalation study of AMG 340, a lower T-cell affinity BiTE molecule targeting prostate-specific membrane antigen (PSMA), in mCRPC continues to enroll patients.

AMG 193
•A Phase 1/1b/2 study of AMG 193, a first-in-class small molecule methylthioadenosine (MTA)-cooperative protein arginine methyltransferase 5 (PRMT5) inhibitor, continues to enroll patients with advanced methylthioadenosine phosphorylase (MTAP)-null solid tumors. Initial data demonstrating responses in multiple tumor types will be presented at an upcoming medical congress.
•A Phase 1/2 study of AMG 193 in combination with IDE397, an investigational MAT2A inhibitor, is enrolling patients.

General Medicine
Maridebart cafraglutide (formerly AMG 133)
•A Phase 2 study of maridebart cafraglutide, a multispecific molecule that inhibits the gastric inhibitory polypeptide receptor (GIPR) and activates the glucagon like peptide 1 (GLP-1) receptor, in overweight or obese adults with or without type 2 diabetes mellitus continues to enroll patients.

AMG 786
•A small molecule obesity program continues to enroll patients in a Phase 1 study. This molecule has a different target than AMG 133 and is not an incretin-based therapy.

Olpasiran (AMG 890)
•A Phase 3 cardiovascular outcomes study of olpasiran, a potentially best-in-class small interfering ribonucleic acid molecule that reduces lipoprotein(a) (Lp(a)) synthesis in the liver, in participants with atherosclerotic cardiovascular disease and elevated Lp(a), continues to enroll patients.
•The Company plans to present data on the effects of olpasiran on oxidized phospholipids and the long-term efficacy and safety primary results of the OCEAN(a) DOSE extension program at the European Society of Cardiology (ESC) Congress in August.

Repatha
•EVOLVE-MI, a Phase 4 study of Repatha administered immediately following acute myocardial infarction and designed to reduce the risk of cardiovascular events in hospitalized patients, continues to enroll patients.

Prolia
•In May, the Company presented data from a real-world study of nearly half a million postmenopausal women with osteoporosis in the U.S. Medicare program showing that Prolia substantially reduced fracture risk in patients vs oral alendronate. In addition, the same study

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

showed that longer duration of Prolia treatment was associated with a greater reduction in major osteoporotic fracture risk.

Inflammation
Otezla
•In July, the FDA approved a supplemental NDA revising the U.S. prescribing information for Otezla to add efficacy results in adult subjects with moderate to severe plaque psoriasis of the genital area based upon data from the Phase 3 DISCREET study. The prescribing information was further updated to indicate that the safety profile observed in the Otezla group during the placebo-controlled phase of the DISCREET study was consistent with the previously established safety profile of Otezla in adults with plaque psoriasis.

TEZSPIRE
•In severe asthma, the WAYFINDER Phase 3b study is fully enrolled. The PASSAGE Phase 4 real-world effectiveness study and the SUNRISE Phase 3 study continue to enroll patients.
•A Phase 3 study of TEZSPIRE in chronic rhinosinusitis with nasal polyps continues to enroll patients.
•A Phase 3 study of TEZSPIRE in eosinophilic esophagitis continues to enroll patients.
•A Phase 2b study of TEZSPIRE in chronic spontaneous urticaria is complete, with top-line data anticipated in mid-2023.
•A Phase 2 study of TEZSPIRE in chronic obstructive pulmonary disease is fully enrolled. Data readout is anticipated in H1 2024.

Rocatinlimab (AMG 451 / KHK4083)
•The ROCKET Phase 3 program, composed of seven studies evaluating rocatinlimab, a first-in-class anti-OX40 monoclonal antibody in moderate to severe atopic dermatitis, continues to enroll adult and adolescent patients.
•The Company plans to initiate a Phase 2 study of rocatinlimab in moderate to severe uncontrolled asthma.

Efavaleukin alfa (AMG 592)
•A Phase 2b study of efavaleukin alfa in ulcerative colitis continues to enroll patients.

Ordesekimab (AMG 714 / PRV-015)
•A Phase 2b study of AMG 714, a monoclonal antibody that binds interleukin-15, in nonresponsive celiac disease continues to enroll patients.

Biosimilars
•The Phase 1 portion of a randomized, double-blind pivotal study evaluating pharmacokinetic (PK) similarity of ABP 206 compared with OPDIVO® (nivolumab) in resected stage III or stage IV melanoma subjects in the adjuvant setting is enrolling patients.
•A Phase 3 switching study to support an interchangeability designation in the U.S. for ABP 654, an investigational biosimilar to STELARA® (ustekinumab), evaluating multiple switches between STELARA and ABP 654 compared with continued use of STELARA in patients with moderate to severe plaque psoriasis, met its primary endpoint of similarity for the primary PK endpoints, based on a prespecified PK similarity range.
•The final analysis from a Phase 3 study evaluating the efficacy and safety of ABP 938, an investigational biosimilar to EYLEA® (aflibercept) compared with EYLEA in patients with neovascular age-related macular degeneration, is complete. The results confirmed no clinically meaningful differences in efficacy, safety, and immunogenicity between ABP 938 and EYLEA.
•The FDA accepted the U.S. Biologics License Application for ABP 959, an investigational biosimilar to SOLIRIS® (eculizumab).

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

1National Comprehensive Cancer Network® (NCCN®) makes no warranties of any kind whatsoever regarding their content, use or application and disclaims any responsibility for their application or use in any way.
TEZSPIRE is being developed in collaboration with AstraZeneca.
Rocatinlimab, formerly AMG 451 / KHK4083 is being developed in collaboration with Kyowa Kirin.
Ordesekimab, formerly AMG 714 and also known as PRV-015, is being developed in collaboration with Provention Bio, a Sanofi company
Xaluritamig formerly AMG 509 is being developed in collaboration with Xencor.
IDE397 is an investigational MAT2A inhibitor from IDEAYA Biosciences.
OPDIVO is a registered trademark of Bristol-Myers Squibb Company.
STELARA is a registered trademark of Janssen Pharmaceutica NV.
EYLEA is a registered trademark of Regeneron Pharmaceuticals, Inc.
SOLIRIS is a registered trademark of Alexion Pharmaceuticals, Inc.

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the second quarters of 2023 and 2022, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2023 EPS and tax guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, divestitures, restructuring and certain other items from the related GAAP financial measures. Beginning January 1, 2022, following industry guidance from the U.S. Securities and Exchange Commission, the Company no longer excludes adjustments for upfront license fees, development milestones and in-process research and development (IPR&D) expenses of pre-approval programs related to licensing, collaboration and asset acquisition transactions from its non-GAAP financial measures. Management has presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the second quarters of 2023 and 2022. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP. Management has also presented Total Revenues and Product Sales Adjusted for Foreign Exchange Impact, which is a non-GAAP financial measure, for the second quarter of 2023. Total Revenues and Product Sales Adjusted for Foreign Exchange Impact is computed by converting our current period local currency product sales using the prior comparative period foreign exchange rates and comparing that to our current period product sales.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s normal and recurring business activities by facilitating comparisons of results of normal and recurring business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity. The Company believes Total Revenues and Product Sales Adjusted for Foreign Exchange Impact provides supplementary information on the Company's product sales performance by excluding changes in foreign exchange rates between comparative periods.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people's lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world's leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average and is also part of the Nasdaq-100 index. In 2022, Amgen was named one of the "World's Best Employers" by Forbes and one of "America's 100 Most Sustainable Companies" by Barron's.
For more information, visit Amgen.com and follow us on Twitter, LinkedIn, Instagram, TikTok and YouTube.

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeiGene, Ltd. or Kyowa-Kirin Co., Ltd.), the performance of Otezla® (apremilast) (including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion), the Teneobio, Inc. acquisition, the ChemoCentryx, Inc. acquisition, or the proposed acquisition of Horizon Therapeutics plc (including the potential outcome of any litigation with the Federal Trade Commission, prospective performance and outlook of Horizon's business, performance and opportunities and any potential strategic benefits, synergies or opportunities expected as a result of such acquisition), as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. There can be no guarantee that we will be able to realize any of the strategic benefits, synergies or opportunities arising from the Horizon acquisition, and such benefits, synergies or opportunities may take longer to realize than expected. We may not obtain regulatory clearance to acquire Horizon or be able to successfully integrate Horizon, and such acquisition or integration may take longer, be more difficult or cost more than expected. A breakdown, cyberattack or information security breach of our information technology systems could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived failure, of achieving our environmental, social and governance objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Jessica Akopyan, 805-440-5721 (media)
Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenues:
Product sales	$6,683	$6,281	$12,529	$12,012
Other revenues	303	313	562	820
Total revenues	6,986	6,594	13,091	12,832

Operating expenses:
Cost of sales	1,813	1,510	3,533	3,071
Research and development	1,113	1,039	2,171	1,998
Selling, general and administrative	1,294	1,327	2,552	2,555
Other	82	542	230	532
Total operating expenses	4,302	4,418	8,486	8,156

Operating income	2,684	2,176	4,605	4,676

Other income (expense):
Interest expense, net	(752)	(328)	(1,295)	(623)
Other (expense) income, net	(318)	(317)	1,746	(847)

Income before income taxes	1,614	1,531	5,056	3,206

Provision for income taxes	235	214	836	413

Net income	$1,379	$1,317	$4,220	$2,793

Earnings per share:
Basic	$2.58	$2.46	$7.90	$5.16
Diluted	$2.57	$2.45	$7.86	$5.13

Weighted-average shares used in calculation of earnings per share:
Basic	535	535	534	541
Diluted	537	537	537	544

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	June 30,	December 31,
	2023	2022
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$34,248	$9,305
Trade receivables, net	5,830	5,563
Inventories	4,978	4,930
Other current assets	2,324	2,388
Total current assets	47,380	22,186

Property, plant and equipment, net	5,532	5,427
Intangible assets, net	14,633	16,080
Goodwill	15,531	15,529
Other noncurrent assets	7,193	5,899
Total assets	$90,269	$65,121

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$14,930	$14,096
Current portion of long-term debt	2,167	1,591
Total current liabilities	17,097	15,687

Long-term debt	59,377	37,354
Long-term tax liabilities	4,478	5,757
Other noncurrent liabilities	2,536	2,662
Total stockholders’ equity	6,781	3,661
Total liabilities and stockholders’ equity	$90,269	$65,121

Shares outstanding	535	534

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
GAAP cost of sales	$1,813	$1,510	$3,533	$3,071
Adjustments to cost of sales:
Acquisition-related expenses (a)	(671)	(584)	(1,340)	(1,194)
Certain net charges pursuant to our restructuring and cost savings initiatives	—	—	(35)	—
Total adjustments to cost of sales	(671)	(584)	(1,375)	(1,194)
Non-GAAP cost of sales	$1,142	$926	$2,158	$1,877

GAAP cost of sales as a percentage of product sales	27.1%	24.0%	28.2%	25.6%
Acquisition-related expenses (a)	(10.0)	(9.3)	(10.7)	(10.0)
Certain net charges pursuant to our restructuring and cost savings initiatives	0.0	0.0	(0.3)	0.0
Non-GAAP cost of sales as a percentage of product sales	17.1%	14.7%	17.2%	15.6%

GAAP research and development expenses	$1,113	$1,039	$2,171	$1,998
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(4)	(19)	(18)	(44)
Certain net charges pursuant to our restructuring and cost savings initiatives	(17)	—	(17)	—
Total adjustments to research and development expenses	(21)	(19)	(35)	(44)
Non-GAAP research and development expenses	$1,092	$1,020	$2,136	$1,954

GAAP research and development expenses as a percentage of product sales	16.7%	16.5%	17.3%	16.6%
Acquisition-related expenses (a)	(0.1)	(0.3)	(0.2)	(0.3)
Certain net charges pursuant to our restructuring and cost savings initiatives	(0.3)	0.0	(0.1)	0.0
Non-GAAP research and development expenses as a percentage of product sales	16.3%	16.2%	17.0%	16.3%

GAAP selling, general and administrative expenses	$1,294	$1,327	$2,552	$2,555
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(57)	(14)	(91)	(29)
Non-GAAP selling, general and administrative expenses	$1,237	$1,313	$2,461	$2,526

GAAP selling, general and administrative expenses as a percentage of product sales	19.4%	21.1%	20.4%	21.3%
Acquisition-related expenses (a)	(0.9)	(0.2)	(0.8)	(0.3)
Non-GAAP selling, general and administrative expenses as a percentage of product sales	18.5%	20.9%	19.6%	21.0%

GAAP operating expenses	$4,302	$4,418	$8,486	$8,156
Adjustments to operating expenses:
Adjustments to cost of sales	(671)	(584)	(1,375)	(1,194)
Adjustments to research and development expenses	(21)	(19)	(35)	(44)
Adjustments to selling, general and administrative expenses	(57)	(14)	(91)	(29)
Certain net charges pursuant to our restructuring and cost savings initiatives (b)	(26)	1	(167)	(1)
Certain other expenses (c)	(56)	(543)	(63)	(531)
Total adjustments to operating expenses	(831)	(1,159)	(1,731)	(1,799)
Non-GAAP operating expenses	$3,471	$3,259	$6,755	$6,357

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
GAAP operating income	$2,684	$2,176	$4,605	$4,676
Adjustments to operating expenses	831	1,159	1,731	1,799
Non-GAAP operating income	$3,515	$3,335	$6,336	$6,475

GAAP operating income as a percentage of product sales	40.2%	34.6%	36.8%	38.9%
Adjustments to cost of sales	10.0	9.3	11.0	10.0
Adjustments to research and development expenses	0.4	0.3	0.3	0.3
Adjustments to selling, general and administrative expenses	0.9	0.2	0.8	0.3
Certain net charges pursuant to our restructuring and cost savings initiatives (b)	0.4	0.0	1.3	0.0
Certain other expenses (c)	0.7	8.7	0.4	4.4
Non-GAAP operating income as a percentage of product sales	52.6%	53.1%	50.6%	53.9%

GAAP interest expense, net	$(752)	$(328)	$(1,295)	$(623)
Adjustments to interest expense, net:
Interest expense on acquisition-related debt (d)	333	—	456	—
Non-GAAP interest expense, net	$(419)	$(328)	$(839)	(623)

GAAP other (expense) income, net	$(318)	$(317)	$1,746	$(847)
Adjustments to other (expense) income, net:
Interest income and other expenses on acquisition-related debt (d)	(288)	—	(294)	—
Equity method investment basis difference amortization	—	49	—	96
Net losses/(gains) from equity investments (e)	718	186	(1,135)	551
Total adjustments to other (expense) income, net	430	235	(1,429)	647
Non-GAAP other (expense) income, net	$112	$(82)	$317	(200)

GAAP income before income taxes	$1,614	$1,531	$5,056	$3,206
Adjustments to income before income taxes:
Adjustments to operating expenses	831	1,159	1,731	1,799
Adjustments to interest expense, net	333	—	456	—
Adjustments to other (expense) income, net	430	235	(1,429)	647
Total adjustments to income before income taxes	1,594	1,394	758	2,446
Non-GAAP income before income taxes	$3,208	$2,925	$5,814	$5,652

GAAP provision for income taxes	$235	$214	$836	$413
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (f)	288	216	171	405
Other income tax adjustments (g)	2	—	(17)	(4)
Total adjustments to provision for income taxes	290	216	154	401
Non-GAAP provision for income taxes	$525	$430	$990	$814

GAAP tax as a percentage of income before taxes	14.6%	14.0%	16.5%	12.9%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (f)	1.7	0.7	0.8	1.6
Other income tax adjustments (g)	0.1	0.0	(0.3)	(0.1)
Total adjustments to provision for income taxes	1.8	0.7	0.5	1.5
Non-GAAP tax as a percentage of income before taxes	16.4%	14.7%	17.0%	14.4%

GAAP net income	$1,379	$1,317	$4,220	$2,793
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	1,306	1,178	587	2,041
Other income tax adjustments (g)	(2)	—	17	4
Total adjustments to net income	1,304	1,178	604	2,045
Non-GAAP net income	$2,683	$2,495	$4,824	$4,838

Note: Numbers may not add due to rounding

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended June 30, 2023		Three months ended June 30, 2022
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$1,379	$2,683	$1,317	$2,495

Weighted-average shares for diluted EPS	537	537	537	537

Diluted EPS	$2.57	$5.00	$2.45	$4.65

	Six months ended June 30, 2023		Six months ended June 30, 2022
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$4,220	$4,824	$2,793	$4,838

Weighted-average shares for diluted EPS	537	537	544	544

Diluted EPS	$7.86	$8.98	$5.13	$8.89

(a)	The adjustments related primarily to noncash amortization of intangible assets from business acquisitions.

(b)	For the three and six months ended June 30, 2023, the adjustments related primarily to separation costs associated with our restructuring plan initiated in early 2023.

(c)	For the three and six months ended June 30, 2023, the adjustments related primarily to an impairment charge associated with an in-process research and development asset. For the three and six months ended June 30, 2022, the adjustments related primarily to cumulative foreign currency translation adjustments from a nonstrategic divestiture.

(d)	For the three and six months ended June 30, 2023, the adjustments included (i) interest expense and income on senior notes issued in March 2023 and (ii) debt issuance costs and other fees related to our bridge credit and term loan credit agreements, incurred prior to the closing of our proposed acquisition of Horizon Therapeutics plc.

(e)	For the three and six months ended June 30, 2023, the adjustments related primarily to our BeiGene, Ltd. equity fair value adjustment.

(f)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets and certain gains and losses on our investments in equity securities, whereas the tax impact of other adjustments, including expenses related to restructuring and cost savings initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes for the three and six months ended June 30, 2023, were 18.1% and 22.6%, respectively, compared to 15.5% and 16.6% for the corresponding periods of the prior year.

(g)	The adjustments related to certain acquisition items, prior period and other items excluded from GAAP earnings.

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$4,109	$1,930	$5,173	$4,094
Net cash (used in) provided by investing activities	(211)	(2,193)	1,147	(2,304)
Net cash (used in) provided by financing activities	(1,210)	(1,062)	20,299	(4,576)
Increase (decrease) in cash and cash equivalents	2,688	(1,325)	26,619	(2,786)
Cash and cash equivalents at beginning of period	31,560	6,528	7,629	7,989
Cash and cash equivalents at end of period	$34,248	$5,203	$34,248	$5,203

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$4,109	$1,930	$5,173	$4,094
Capital expenditures	(271)	(246)	(615)	(436)
Free cash flow	$3,838	$1,684	$4,558	$3,658

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

Amgen Inc.
Reconciliation of Total Revenues and Product Sales Adjusted for Foreign Exchange (FX) Impact
(Dollars in millions)
(Unaudited)

	Three months ended June 30,
	2023	2022	Change	FX impact $ (a)	Three months ended June 30, 2023 excluding FX	FX impact % (a)	Change excluding FX
Product Sales	$6,683	$6,281	6%	$(71)	$6,754	(1%)	8%
Total Revenues	$6,986	$6,594	6%	$(71)	$7,057	(1%)	7%

(a)	Foreign exchange impact was calculated by converting our current period local currency Product sales using the prior comparative period foreign exchange rates and comparing that to our current period Product sales.

AMGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2023
(Unaudited)

GAAP diluted EPS guidance	$14.30	—	$15.41
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	4.55	—	4.60
Net charges related to restructuring and cost savings initiatives	0.49	—	0.55
Net (gains)/losses from equity investments		(1.66)
Other		0.01
Non-GAAP diluted EPS guidance	$17.80	—	$18.80

* The known adjustments are presented net of their related tax impact, which amount to approximately $0.85 - $0.86 per share.

(a) The adjustments relate primarily to noncash amortization of intangible assets acquired in business acquisitions.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, including any impact of the proposed Horizon acquisition, divestitures, asset impairments, litigation, changes in fair value of our contingent consideration obligations and changes in fair value of our equity investments.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2023
(Unaudited)

GAAP tax rate guidance	17.0%	—	18.5%
Tax rate of known adjustments discussed above	0.0%	—	0.5%
Non-GAAP tax rate guidance	17.5%	—	18.5%